Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

SemiLEDs Corporation:

We consent to the use of our report, dated August 6, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report, dated August 6, 2010, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Boise, Idaho
August 6, 2010